UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2011

FNBH BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.03	Material Modification to Rights of Security Holders.

On September 22, 2011, at a Special Shareholder Meeting, the shareholders of FNBH Bancorp, Inc. (the "Company") approved a 1-for-7 reverse stock split of the Company's outstanding common stock pursuant to an amendment to the Articles of Incorporation of the Company (the "Amendment").  This approval was disclosed on Form 8-K filed by the Company on September 28, 2011, as amended on October 6, 2011.

On October 3, 2011, the Amendment filed with the State of Michigan became effective.  The Amendment is attached to this Form 8-K as Exhibit 3.1 and is incorporated by reference into this Item 3.03.  The Amendment effected the reverse stock split of the Company's issued and outstanding common stock as of the close of business on October 3, 2011.

The Company's common stock began being quoted on the Over-The-Counter Bulletin Board on a split-adjusted basis at the open of trading on October 4, 2011.

The Company's shares will continue to be quoted on the Over-The-Counter Bulletin Board under the symbol "FNHM" with the letter "D" added to the end of the trading symbol for a period of 20 trading days from the effective time to indicate that the reverse stock split has occurred.

As a result of the reverse stock split, every 7 shares of the Company's common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock.  The Company will not issue fractional shares of common stock.  Fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

Letters of transmittal are being sent to stockholders of record.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Amendment to the Articles of Incorporation, filed with the State of Michigan, effective on October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNBH BANCORP, INC.

Dated: October 7, 2011	By	/s/ Mark Huber
Mark Huber
Its: Chief Financial Officer